Exhibit 99.1
Treaty Energy Acquires Eight Additional Oil Leases in Texas

Treaty Now Holds 13 Leases in Texas Covering 1787 Acres, and is Projecting Texas Oil Production of 900-1000 Barrels per Day by Year End

HOUSTON, May 23, 2011 -- Treaty Energy Corporation (OTCQB:TECO), a growth-oriented energy company in the oil and gas industry, today announced it has acquired eight oil & gas leases in Texas, adding another 1347 acres to Texas lease holdings.

Stephen L. York, Treaty Energy’s President and Chief Operating Officer, stated, “With this new addition, Treaty now has a total of 1787 acres under lease in Texas that are spread over 13 leases.  We will provide the terms of this latest acquisition via a Form 8-K filing this week.”

Mr. York adds, “Treaty will assume operational control of these leases through the Company owned operating subsidiary, C & C Petroleum Management, LLC, in early June after all appropriate documents are filed with the RRC of the State of Texas.”

This new acquisition generally consists of the following:

●	Eight (8) separate leases totaling 1347 acres.

●	Thirteen (13) fully equipped and producing wells.

●	Eighteen (18) shut-in wells to be put back on line.

●	Twelve (12) injection wells.

●	Four (4) water supply wells.

●
Eight (8) individual tank batteries consisting of seventeen storage tanks, eight oil/water separators (two less than six months old) six water pumping stations, miscellaneous tubing, pipe, and casings.

●	Current production of oil about 20 BOPD.

The following is a report presented to Treaty’s CEO, Andrew Reid that was prepared by Mr. York describing the development plan for the Company in Texas.

REPORT:

To: Andrew V. Reid, Chairman and CEO

From: Stephen L. York, President and COO

Subject: Presidency of Treaty Energy Corporation and Direction of Company in Texas

I appreciate the vote of confidence and this opportunity to assume the responsibilities of the office of President of Treaty Energy Corporation.  As per our discussions, I fully intend to continue working toward the goal of making Treaty a great oil company.

To recap our plan for Texas, I see a simple three phase approach: (1) acquire oil properties with upside; (2) evaluate, re-work, and put on line wells with potential and begin producing oil at the maximum level possible of each well and lease; and (3) drill new-virgin wells to continually increase Treaty’s oil portfolio.

Every function will be geared to keeping the venue simple and economically practical.  It is our plan that all operations will be handled in-house, from prospecting, geology, drilling, work-over, etc., to keep costs to a minimum.  In this regard, we will minimize the use of outside contractors and vendors, and hence, we will be looking to expand our drilling rig fleet and add additional service work equipment.

Our Texas operations currently consist of the following:

1)	BARNES LEASE: This lease includes six (6) wells plus Mine Shaft. Two of the wells are producing and the Mine Shaft is producing. Four (4) wells need re-work. Current oil production is 4 BOPD.

Upside of this lease: Room to drill 12–15 additional wells, depending on the geometrical arrangement.  The current wells are in the shallowest pay zone at approximately 350–500 feet.  Additional pay zones in the area, progressively deeper, include: the Frye pay zone, where virgin wells have come in at 15-20 BOPD; the Tannehill pay zone, where virgin wells have come in at 15-20 BOPD; the Cross-Cut pay zone, where virgin wells have come in at 15-20 BOPD; the Caddo pay zone, where virgin wells have come in at 60-100 BOPD; and the Ellenburger pay zone, one of the richest pay formations in Texas, where virgin wells have come in at 60-300 BOPD.  Some of the larger wells were located more to the West of the Treaty leases.

It is a researched fact that this lease does sit over the Frye and Tannehill producing zones.  The deeper three zones will only be determined by a test well to depth to evaluate the zones and our strategy.

Treaty is fortunate to have access to many tools that the echelon of owners, operators, and drillers that routinely work and own these leases do not.  I have attached the BARNES Satellite Hydrocarbon Prospect Map.  The dead center of this map is the GPS co-ordinates for the dead center of the BARNES LEASE.  As you can see, Treaty is in the center of the red, indicating the highest probability of hydrocarbons and in this case, verified by the surrounding dots representing producing wells.  (All satellite map results will be posted to the Treaty Energy website.)

Worst Case Scenario:  Drill twelve (12) new wells on the BARNES LEASE with each producing only 4 BOPD.  We then have 48 BOPD of new production on this lease, and when added to the current 4 BOPD, we have a total of 52 BOPD of oil production.

2)
HENDERSON & LONG LEASES: These leases include fourteen (14) wells of which eight (8) are producing.  Six (6) wells are being brought on line with minor repairs and missing parts being replaced.  Current oil production is 6-8 BOPD.

Upside of these leases: Room to drill 20-24 additional wells, depending on the geometrical arrangement.  The current wells are in the shallowest pay zone at approximately 350-500 feet.  Additional pay zones in the area are Frye and Tannehill.  One mile due south six new virgin wells were successfully drilled in the Cross-Cut zone.  One hundred yards due north of the northern most HENDERSON well, and butting up to Treaty’s HENDERSON LEASE, is the sister Henderson Lease with producing Caddo wells.

Once again, I have attached the Satellite Hydrocarbon Prospect Map that shows Treaty sits in the dead center of the red, indicating highest probability of success, as already verified by the producing wells.  Furthermore, Treaty Energy Drilling LLC has received verbal confirmation that we will be drilling three (3) more wells for an independent oil company that borders the east boundary of our LONG LEASE.  Treaty will likely gain additional knowledge from this venue.

Worst Case Scenario:  Drill twenty (20) new wells on the HENDERSON & LONG LEASES with each producing only 4 BOPD.  We then have 80 BOPD of new production on these two leases, and when added to the current 6 BOPD, we have a total of 86 BOPD of oil production.

Once we start drilling on these leases, we plan to drill two (2) wells per week for sixteen (16) weeks, and project that our production will be 138 BOPD.

3)
SHOTWELL LEASES:  Everything discussed above generally applies to these leases.  On these leases the “fluid levels have been shot”.  This is a test to determine the maximum expected output, pumping procedures, etc.  Most small leases would not typically perform these tests.  Satellite shots will be in hand within a week.  Current production from two (2) wells is 4 BOPD.

There is enough acreage on these leases to drill up to twenty four (24) virgin wells.  Also, the SHOTWELL LEASES are in Taylor County and the Ellenburger pay formation is prevalent.  Over the course of the last 80 years the Ellenburger formation has produced many fortunes.

Worst Case Scenario:  Drill twenty four (24) new wells on the SHOTWELL LEASES with each producing only 4 BOPD.  We then have 96 BOPD of new production on these two leases, and when added to the current 4 BOPD, we have a total of 100 BOPD of oil production.

Once we start drilling on these leases, we plan to drill two (2) wells per week for twelve (12) weeks, and now estimate daily production after 28 weeks from the HENDERSON, LONG and SHOTWELL LEASES combined to be 238 BOPD.

4)
GREAT EIGHT LEASES:  With the announced acquisition of the GREAT EIGHT LEASES (our name for these properties) Treaty now holds these 8 leases, covering 1347 acres that begin in the western part of Callahan County and transverse to Taylor County.  These leases sit over shallow producing pay zones and the Ellenburger formation.  Satellite images are in process and will be delivered shortly.

Mr. York’s report closed with the following comment, “With the help of Treaty’s fine staff and our many friends and connections in the oil field, we will all drive Treaty forward at an accelerated pace.”

#   #   #

Andrew V. Reid stated, “I am very pleased with the Texas acquisitions and development strategy.  Upon completion of all the lease transfers through the State of Texas, Treaty will start selling the oil currently being held in the storage tanks on the LONG, HENDERSON AND BARNES LEASES, estimated to be 300 -500 BBLS depending on oil yet to be pumped from the “Oil Mine Shaft”.

Mr. Reid added, “With the addition of the 8 leases announced today, I believe that Texas oil production should reach 1200 barrels in June and will grow monthly, as wells are reworked on all of our Texas leases.  The goal that we have set for Treaty is to be producing at the rate of 900-1000 BOPD by the end of this year.”

Additionally, Mr. Reid mentioned, “Exciting developments are taking place on Treaty’s drilling plans in Belize, Central America.  It is our plan to update our shareholders later this week on all that has been and is being achieved on this most fascinating part of Treaty Energy.”

About Treaty Energy Corporation
Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
investors@treatyenergy.com